Exhibit 10.3

2011-1 AMENDMENT TO

PRINCESS CRUISES CHIEF EXECUTIVE OFFICER

SUPPLEMENTAL RETIREMENT PLAN

The following Amendment to the 2008 restatement of the Princess Cruises Chief Executive Officer Supplemental Retirement Plan (the “Plan”) is intended to change the definition of Committee in Section 2.11

1. Section 2.11 of the Plan is amended to read as follows:

2.11 Committee. “Committee” means the committee established to administer this Plan as set forth in Section 3.1 thereof, which shall be comprised of the members of the Compensation Committees of both Carnival Corporation and Carnival plc.

IN WITNESS WHEREOF, these Amendments have been executed by the Participant and a duly authorized officer of Sponsor and are effective as of the date of execution by the Participant.

PRINCESS CRUISES LINES, LTD.

Date: 11.2.11	By:	/s/ Alan B. Buckelew
Alan B. Buckelew
	Its:	Chief Executive Officer

Date: 12.8.11	/s/ Peter G. Ratcliffe
Peter G. Ratcliffe